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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                                   Three Months Ended April 30,
                                                                ---------------------------------

                                                                   1999                  1998
                                                                -----------           -----------
          Net (loss)                                            $(1,559,020)          $(3,136,085)
                                                                ===========           ===========
          Average shares outstanding                              8,814,520             8,806,000
          Stock options:
           Total options                                                 --                    --
           Assumed treasury stock buyback                                --                    --
          Warrants assumed converted                                     --                    --
          Convertible redeemable preferred
           stock assumed converted                                       --                    --
                                                                -----------           -----------
          Number of shares used in per
            common share computation                              8,814,520             8,806,000
                                                                ===========           ===========

          Basic net (loss) per share of common stock            $     (0.18)          $     (0.36)
                                                                ===========           ===========
          Diluted net (loss) per share of common stock          $     (0.18)          $     (0.36)
                                                                ===========           ===========






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